Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

October 27, 2017

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”), including the preliminary Prospectus contained therein (the “Prospectus”), filed on the date hereof by Liberty Media Corporation, a Delaware corporation (“Liberty Media”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of shares of Series C Liberty Formula One common stock, par value $0.01 per share, of Liberty Media (the “Shares”) to be offered, with cash, by Liberty GR Acquisition Company Limited, an indirect, wholly owned subsidiary of Liberty Media, in exchange (the “Exchange Offer”) for all of the outstanding 2% Fixed Rate Unsecured Exchangeable Redeemable Loan Notes due 23 July 2019 issued by Delta Topco Limited, an indirect subsidiary of Liberty Media, certain legal matters in connection with the Shares are being passed upon for you by us.

In our capacity as your counsel in connection with the matter referred to above, we have examined, among other things, originals, or copies certified or otherwise identified, of such corporate records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering this opinion. We have relied upon, to the extent we deem such reliance appropriate, certificates of officers of Liberty Media and of public officials with respect to the accuracy of the factual matters regarding Liberty Media contained in such certificates, and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies of original documents conform to the original documents and all information submitted to us was accurate and complete.

In connection with this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded and (ii) the other conditions to consummating the Exchange Offer contemplated by the Prospectus and the Letter of Transmittal accompanying the Prospectus (the “Letter of Transmittal”) will have been satisfied or validly waived.

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On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on behalf of Liberty Media, and upon issuance and delivery pursuant to and in accordance with the terms and conditions set forth in the Prospectus and Letter of Transmittal, such Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and the laws of the United States of America as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.